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Exhibit 99(a)(1)(A)

INHALE THERAPEUTIC SYSTEMS, INC.
150 INDUSTRIAL ROAD
SAN CARLOS, CA 94070
(650) 631-3100

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
JANUARY 25, 2002

INHALE THERAPEUTIC SYSTEMS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT MIDNIGHT, PACIFIC STANDARD TIME,
ON MONDAY, FEBRUARY 25, 2002, UNLESS THE OFFER IS EXTENDED

        Inhale Therapeutic Systems, Inc. ("Inhale" or the "Company") is offering employees of the Company and its wholly-owned subsidiaries who are not executive officers of the Company (each an "Eligible Participant") the opportunity to exchange all outstanding stock options granted to you prior to July 24, 2001, other than Evergreen Options (as defined below), with exercise prices per share greater than or equal to $25.00 per share (the "Eligible Options") granted under the Company's 2000 Non-Officer Equity Incentive Plan, as amended (the "Plan"), for replacement options (the "Replacement Options") to purchase shares of the Company's Common Stock ("Common Stock"). "Evergreen Options" are options to purchase shares of Common Stock granted under the Plan to employees that vest at the rate of 1/12th of the entire grant per month over twelve months, beginning at the end of the vesting period of a previously-granted option.

        The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis. For those employees who elect to participate in this offer pursuant to the terms described herein, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering fifty percent (50%) of the number of shares of Common Stock subject to your Eligible Options that were cancelled (so long as your employment or service with the Company or its subsidiaries continues through that date). THEREFORE, FOR EVERY TWO SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, THE COMPANY WILL GRANT YOU ONE REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

        If you wish to accept this offer with respect to any Eligible Option, you must exchange all options to acquire Common Stock of the Company that were granted to you on or after July 24, 2001, including, without limitation, options with an exercise price of less than $25.00 per share, Evergreen Options, and options granted under plans other than the 2000 Non-Officer Equity Incentive Plan (the "Mandatory Exchange Options"). The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis. For those employees who elect to exchange Eligible Options pursuant to the terms described herein, on August 26, 2002 (or a later date if Inhale extends the Offer) the Company will grant you a Replacement Option covering 100% of the number of shares of Common Stock subject to your Mandatory Exchange Options that were cancelled (so long as your employment or service with the Company or its subsidiaries continues through that date). Should you choose to accept this offer, you are not obligated to tender each Eligible Option and are free to elect to tender as many or as few of the Eligible Options as you wish. If you do not elect to tender any Eligible Options, no Mandatory Exchange Options will be exchanged. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. (See Section 1 of this Offer to Exchange).

        We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the "Offer to Exchange," which, as it may be amended from time to time, constitutes the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "INHL." On January 23, 2002, the closing price of our Common Stock as reported on the Nasdaq

National Market was $15.85 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Steve Hurst or Bob Harper via e-mail at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DOCUMENTATION AND THE RULES OF THE PLAN OR ANY APPLICABLE LEGISLATION, THE RULES OR LEGISLATION (AS THE CASE MAY BE) WILL TAKE PRECEDENCE. ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY.

IMPORTANT

        Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Steve Hurst or Bob Harper at Inhale before midnight, Pacific Standard Time, on Monday, February 25, 2002 (or a later expiration date if Inhale extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they (and your option agreements with respect to Mandatory Exchange Options) will be cancelled automatically if Inhale accepts your Eligible Options for exchange. However, you will be required to return such stock option agreements upon Inhale's request.

        We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options or Mandatory Exchange Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Inhale is limited to this document.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2002. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A—Information about the Directors and Executive Officers of Inhale

APPENDIX A—U.K. Tax Consequences

i

SUMMARY OF TERMS

        The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all outstanding stock options granted prior to July 24, 2001, other than Evergreen Options (except as required to be exchanged), that are currently outstanding under the Inhale 2000 Non-Officer Equity Incentive Plan with exercise prices per share greater than or equal to $25.00 per share that are held by employees of the Company or one of its wholly-owned subsidiaries.

Q2. WHY ARE WE MAKING THE OFFER?

        A cornerstone of our success has been the retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of the Offer to Exchange.)

Q3. ARE THERE CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Exchange. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged. If you elect to participate, however, you will be required to exchange all Mandatory Exchange Options. Mandatory Exchange Options are all options to acquire Common Stock of the Company granted to you on or after July 24, 2001, including, without limitation, options with an exercise price of less than $25.00 per share, Evergreen Options, and options granted pursuant to plans other than the 2000 Non-Officer Equity Incentive Plan.

Q4. WHO CAN PARTICIPATE IN THE EXCHANGE?

        You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on February 25, 2002. Termination of your employment or service with the Company or one of its wholly-owned subsidiaries on or before February 25, 2002 will automatically revoke any election that you make to participate in this program and you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, nor will the Company return any Eligible Options or Mandatory Exchange Options that you exchanged. (See Question 6 of the Offer to Exchange)

Q5. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

        The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis. Thus, for those employees who elect to participate in the Offer, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering fifty percent (50%) of the number of shares subject to your Eligible Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through that date). THEREFORE, FOR EVERY TWO SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK. In the

event that this would result in the issuance of any fractional shares of Common Stock, the number of shares subject to the Replacement Option will be rounded down to the nearest whole number of shares.

        The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis. Thus, for employees that elect to exchange any Eligible Options, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant you a Replacement Option covering one hundred percent (100%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through that date). If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.

        The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between February 25, 2002 (or a later date if Inhale extends the Offer) and the date the Replacement Options are granted. Replacement Options issued in exchange for options granted under the Plan will be issued under the Plan. (See Section 8 of the Offer to Exchange.)

Q6. WHAT HAPPENS IF I ACCEPT THE OFFER AND TENDER ONE OR MORE OF MY ELIGIBLE OPTIONS BUT I AM NO LONGER EMPLOYED BY THE COMPANY ON THE GRANT DATE OF THE REPLACEMENT OPTIONS?

        If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by us on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, nor will the Company return any Eligible Options or Mandatory Exchange Options that you exchanged. Participation in the Offer does not confer upon you the right to remain employed by us. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF INHALE OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT WERE CANCELLED. IN ADDITION, THE COMPANY WILL NOT RETURN YOUR CANCELLED OPTIONS AND YOU WILL REALIZE NO VALUE FROM THE OPTIONS YOU EXCHANGED. YOU WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR REPLACEMENT OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE REPLACEMENT OPTIONS.

Q7. IF I AM A U.K. OR GERMAN EMPLOYEE WHO HOLDS OPTIONS UNDER THE PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THIS OFFER?

        If you are a U.K. or German employee who holds options under the Plan you are also subject to the terms of this Offer as described herein. U.K. employees should refer to Appendix A of this document entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

Q8. WHAT IMPACT WILL THE OFFER HAVE ON MY EVERGREEN OPTIONS?

        Evergreen Options are options to purchase share of Common Stock granted under the Plan to employees that vest at the rate of 1/12th of the entire grant per month over twelve months, beginning at the end of the vesting period of a previously-granted option. The Company is not offering to exchange Evergreen Options and therefore they are not considered Eligible Options. However, if you elect to exchange any Eligible Options and you have received an Evergreen Option since July 24, 2001, this Evergreen Option will be considered a Mandatory Exchange Option and will be required to be exchanged. As described in Question 5 above, Mandatory Exchange Options will be exchanged for Replacement Options on a one-for-one (1:1) basis subject to the other conditions set forth in this Offer to Exchange.

Q9. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

        The Replacement Options will be granted on August 26, 2002 (or a later date if Inhale extends the Offer). We expect the stock option agreements to be distributed promptly following the date of grant. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until, at the earliest, August 26, 2002. (See Section 5 of the Offer to Exchange.)

Q10. WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant Replacement Options on any date that is earlier than six months and one day after the date we cancel any of the Eligible Options or Mandatory Exchange Options that are exchanged pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a compensation expense against our earnings. By deferring the grant of the Replacement Options for at least six months and one day, we believe we will not have to record such a compensation expense.

Q11. WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

        Except for the number of shares subject to the Replacement Options issued in exchange for Eligible Options and the exercise price of the Replacement Options, the terms and conditions of Replacement Options for all U.S. and non-U.S. employees of the Company or its subsidiaries will be substantially the same as the Eligible Options and Mandatory Exchange Options that were cancelled.

        For U.K. employees that were previously granted an "approved option" under the "approved section" of the Plan, please be aware that the Company is currently seeking approval from the Inland Revenue for Replacement Options granted under the Plan. If you are an employee who works in the United Kingdom and were granted an "unapproved option" under the Plan, the Company intends that your Replacement Option will also be an unapproved option. While the Company cannot be certain that it will receive the approval to grant Replacement Options under the "approved section" of the Plan by August 26, 2002, the Company expects to receive these approvals by such date and will use its best efforts to do so. You should consult with your own personal advisor with respect to all tax matters. Please note that if you accept the terms of the this Offer and receive Replacement Options under the approved section of the Plan then, in order to receive the favorable tax treatment under the laws of the United Kingdom, you must not exercise these Replacement Options for a three year period from the date your Replacement Options are granted, nor within three years from a previous occasion on which you exercised, with the benefit of the favorable tax treatment, any other approved option (including options from other schemes or other companies, except for savings related share options). In the event that the Replacement Options are not approved grants or you do not meet the requirements set forth above, your Replacement Option will not receive favorable tax treatment under the laws of the United Kingdom.

Q12. WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

        The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options. (See Section 7 of the Offer to Exchange.)

Q13. WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

        Each Replacement Option will have the same vesting schedule on a percentage basis as your applicable Eligible Option or Mandatory Exchange Option that is exchanged. The vesting commencement date for each Replacement Option will be the original vesting commencement date of your applicable Eligible Option or Mandatory Exchange Option. The number of shares of Common Stock issuable upon exercise of the Replacement Option that will be vested as of the date the Replacement Option is granted will be equal to the product of (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date and (B) the total number of shares issuable upon exercise of the Replacement Option. Thereafter, the Replacement Option will continue to vest monthly in the same percentage amount as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.

        As an example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that would have been 50% vested as of August 26, 2002 and thereafter would have vested 5% per month until fully vested is exchanged as part of this Offer. The Replacement Option to purchase 500 shares of Common Stock granted in exchange for such exchanged Eligible Option would be vested as to 250 shares (50%) as of the date of grant and would thereafter vest as to 25 shares (5%) per month until fully vested.

        As a further example, assume that a Mandatory Exchange Option to purchase 1,000 shares of Common Stock that would have been 50% vested as of August 26, 2002 and thereafter would have vested 5% per month until fully vested is exchanged as part of this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange for such Mandatory Exchange Option would be vested as to 500 shares (50%) as of the date of grant and would thereafter vest as to 50 shares (5%) per month until fully vested.

Q14. WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

        The Replacement Options will expire at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the grant date of the Replacement Options (so long as you remain employed by or continue service with the Company).

Q15. HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTIONS?

        The shares subject to the Replacement Options will be vested on the date of grant to the same extent, on a percentage basis, as the shares subject to the Eligible Options and Mandatory Exchange Options that you exchanged would have been vested on that date (See Question 13 above). To the extent vested, the shares subject to the Replacement Option may be purchased immediately. You will not be able to exercise and sell any additional shares subject to the Replacement Options until they vest.

Q16. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

        No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options. However, the Company cannot grant you any new options between February 25, 2002 and August 26, 2002 if you accept the Offer.

Q17. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        IN ALL CASES, IF YOU ELECT TO EXCHANGE ANY OF YOUR ELIGIBLE OPTIONS, YOU MUST EXCHANGE ALL OF YOUR MANDATORY EXCHANGE OPTIONS. However, should you choose to accept this Offer, you are not obligated to tender each Eligible Option and are free to elect to tender as many or as few of the Eligible Options as you wish. Please note that you must tender all shares issuable under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to such Eligible Options.

        As an example, assume that Inhale grants an eligible employee four (4) separate option grants to purchase an aggregate total of 1,000 shares of Common Stock of the Company. The first option grant is for the purchase of 250 shares of Common Stock at an exercise price of $16.00 per share and was granted on January 5, 1999. The second option grant is for the purchase of 250 shares of Common Stock at an exercise price of $26.00 per share and was granted on January 5, 2000. The third option grant is for the purchase of 250 shares of Common Stock at an exercise price of $38.50 per share and was granted on January 5, 2001. The fourth option grant is for the purchase of 250 shares of Common Stock at an exercise price of $18.00 per share and was granted on January 4, 2002. None of the option grants are Evergreen Options and none of the option grants have been exercised. Under the terms of this Offer, only the second and third option grants with exercise prices greater than or equal to $25.00 per share and granted prior to July 24, 2001 are Eligible Options as defined herein. Under the terms of this Offer, the fourth option grant is a Mandatory Exchange Option. If the employee elects to participate in the exchange, the employee has the option to exchange either the second or third option grants, or both grants. Regardless of whether the employee exchanged one or both grants, the employee would also be required to exchange the fourth option grant because that grant occurred after July 24, 2001. If the employee does not elect to exchange the second or third option, the fourth option would not be exchanged. For each of the grants exchanged, the employee would be required to exchange all 250 options to purchase shares subject to that grant. If any of these option grants had been partially exercised, the employee would be required to tender all of the remaining unexercised shares subject to that option grant.

Q18. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you, nor will U.K. or German employees have to pay U.K. or German taxes at that time. (See Section 12 of the Offer to Exchange.) We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer. If you are an employee based outside of the United States, we recommend that you consult with your tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q19. IF MY CURRENT OPTIONS ARE NONQUALIFIED STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE NONQUALIFIED STOCK OPTIONS?

        All Eligible Options granted to employees resident in the U.S. are nonqualified stock options, and all Replacement Options granted to employees resident in the U.S. will be nonqualified stock options. If you are a U.K. employee please review Question 11 of this Summary of Terms for an explanation of the form of your Replacement Option. (See Section 12 of the Offer to Exchange.)

Q20. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The Offer expires on February 25, 2002, at midnight, Pacific Standard Time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than midnight, Pacific Standard Time, on February 25, 2002. (See Section 14 of the Offer to Exchange.)

Q21. WHAT DO I NEED TO DO?

        Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Steve Hurst or Bob Harper at Inhale before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Steve Hurst and Bob Harper are located at Inhale's corporate headquarters in San Carlos, California. Their direct facsimile number is (650) 620-5360 and their e-mail address is exchange@inhale.com. Election Forms must be received before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer), not placed in the mail or other delivery system by the expiration time. If Election Forms are sent by e-mail or facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Steve Hurst or Bob Harper via e-mail at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222. You should review the Offer to Exchange, the Election Form and all of their attachments before making your election.

        If we extend the Offer beyond February 25, 2002 then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer). IF YOU DO NOT SIGN AND DELIVER THE ELECTION FORM BEFORE THE OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THE OFFER. (SEE SECTION 3 OF THE OFFER TO EXCHANGE.)

Q22. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

        You may change your previous election at any time before midnight, Pacific Standard Time, on February 25, 2002. If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Steve Hurst or Bob Harper before the Offer expires. If you change your election from reject to accept you will also be required to fill out and deliver a new Election Form. You may change your election more than once. (See Section 4 of the Offer to Exchange.)

Q23. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

        Nothing. If you do not accept the Offer, you will keep all of your current options and you will not receive Replacement Options. No changes will be made to your current options. (See Section 12 of the Offer to Exchange.)

Q24. UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

        We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of the Offer to Exchange.)

Q25. WHAT HAPPENS TO OUR REPLACEMENT OPTIONS IF INHALE MERGES WITH OR IS ACQUIRED BY ANOTHER COMPANY PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED?

        If Inhale merges with or is acquired by another entity between February 25, 2002 (or a later expiration date if Inhale extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Inhale and the acquiror based on the same principles applied to the handling of the options to acquire Inhale Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that Inhale acquires another entity, no change will occur with respect to your election to participate in the Offer.

        If your employment or service is terminated by any successor entity prior to the grant date of the Replacement Options, then you will not receive any Replacement Options in exchange for your Eligible Options or Mandatory Exchange Options that were cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from the options that are exchanged. For U.K. participants, a merger or acquisition may (depending on the circumstances) affect Inhale's ability to ensure that the new options are approved options.

Q26. AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

        We are conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated in the future. As stock options granted under the Plan generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company, the price of our Common Stock may appreciate over this period even if your option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q27. WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Steve Hurst or Bob Harper via e-mail at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222. In addition, there will be a company-wide meeting to present and discuss information about the Offer.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options and Mandatory Exchange Options held by Eligible Participants. The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis and will grant Eligible Participants a Replacement Option covering fifty percent (50%) of the number of shares subject to any Eligible Options that were cancelled. The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis and will grant Eligible Participants a Replacement Option covering one hundred percent (100%) of the number of shares subject to any of such Eligible Participant's Mandatory Exchange Options that were cancelled. As of January 25, 2002, Eligible Options to purchase 3,463,270 shares of our Common Stock were outstanding and held by 401 Eligible Participants.

        You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. If you elect to exchange any Eligible Options, you must exchange all Mandatory Exchange Options held by you. Mandatory Exchange Options are options to acquire Common Stock, including, without limitation, options with exercise prices of less than $25.00 per share, Evergreen Options, and options granted to you under plans other than the 2000 Non-Officer Equity Incentive Plan, granted on or after July 24, 2001. If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.

        Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly submitted for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the "expiration date" as defined below.

        Your Replacement Options will represent fifty percent (50%) of the total number of option shares of all your Eligible Options that were cancelled and one hundred percent (100%) of the total number of option shares of all your Mandatory Exchange Options that were cancelled. In the event that this would result in the issuance of any fractional shares of Common Stock, the number of shares subject to the Replacement Option will be rounded down to the nearest whole number of shares. Replacement Options issued in exchange for options granted under the Plan will be re-issued under the Plan. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between February 25, 2002 (or a later expiration date if Inhale extends the offer) and the date the Replacement Options are granted. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY INHALE OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL THE COMPANY RETURN ANY ELIGIBLE OPTIONS OR MANDATORY EXCHANGE OPTIONS THAT YOU EXCHANGED. PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US.

        The term "expiration date" of this Offer means midnight, Pacific Standard Time, on February 25, 2002, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options or Mandatory Exchange Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THE OFFER.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees.

        The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.    PROCEDURES.

        Making Your Election.    To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Steve Hurst or Bob Harper at Inhale before the expiration date. The Election Form may be sent via mail, courier, e-mail or facsimile. Steve Hurst and Bob Harper are located at Inhale's corporate offices in San Carlos, California. Their direct facsimile number is (650) 620-5360 and their e-mail address is exchange@inhale.com. If you have any questions regarding the Offer, you may also reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222. Election Forms must be received before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer), not placed in the mail or other delivery system by the expiration time. Election Forms received by e-mail or facsimile will be valid if received by the expiration time even though the originals are not yet received, but we request originals be sent by mail, courier or hand delivery as soon as possible. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they (as well as your stock option agreements for your Mandatory Exchange Options) will be automatically cancelled if Inhale accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Inhale's request.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and Mandatory Exchange Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.

        Our Acceptance Constitutes an Agreement.    If you elect to exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.    CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 4.

        You may change your election at any time before midnight, Pacific Standard Time, on February 25, 2002. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

        Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepting it and the other of which is to be used if you wish to accept the Offer after having rejected it. If you intend to change an election, it is important you follow the procedures outlined below.

        To change your election, you must deliver a Notice of Change in Election Form to Steve Hurst or Bob Harper at Inhale before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. The Notice of Change in Election Form and new Election Form (if applicable) may be sent via mail, courier, e-mail or facsimile. Steve Hurst and Bob Harper are located at Inhale's corporate offices in San Carlos, California. Their e-mail address is exchange@inhale.com and their fax number is (650) 620-5360. Notice of Change in Election Forms received by e-mail or facsimile will be valid if received by the expiration date even though the originals are not yet received, but we request that the originals be sent by mail, courier or hand delivery as soon as possible.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date as well as all Mandatory Exchange Options held by those that elect to exchange any Eligible Options. The Replacement Options will be granted on August 26, 2002 (or a later date if Inhale extends the Offer).

        Your Replacement Option with respect to any Eligible Option will represent fifty percent (50%) of the total number of option shares of all Eligible Options that you exchange. Your Replacement Option with respect to any Mandatory Exchange Option will represent one hundred percent (100%) of the total number of option shares of all Mandatory Exchange Options that you exchange. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between February 25, 2002 (or a later date if Inhale extends the Offer) and the date the Replacement Options are granted. If you are not continuously employed by or in continuous service with Inhale or one of its wholly-owned subsidiaries through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or prior to February 25, 2002 (or a later expiration date if Inhale extends the Offer), or as soon as possible thereafter, if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Options that we will grant to the optionholder.

6.    CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after January 25, 2002 and on or before February 25, 2002, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

  •
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

  •
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or Mandatory Exchange Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options or Mandatory Exchange Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options or Mandatory Exchange Options;

    (c)
    materially impair our ability to provide employees with compensation by decreasing the value of the Replacement Options or otherwise; or

    (d)
    materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 28, 2001;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 28, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.    PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options or Mandatory Exchange Options. The securities underlying the Eligible Options and Mandatory Exchange Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol

"INHL." The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

Quarter ended or ending	High	Low
Fiscal Year 2002
(through January 23, 2002)	$18.55	$15.82
Fiscal Year 2001
December 31, 2001	$19.47	$13.13
September 30, 2001	$23.91	$11.01
June 30, 2001	$35.47	$18.37
March 31, 2001	$48.25	$17.12
Fiscal Year 2000
December 31, 2000	$55.19	$35.50
September 30, 2000	$56.37	$40.88
June 30, 2000	$54.34	$23.16
March 31, 2000	$63.31	$20.84
Fiscal Year 1999
December 31, 1999	$21.84	$13.44
September 30, 1999	$17.44	$11.81
June 30, 1999	$14.84	$11.50
March 31, 1999	$17.31	$11.94

        As of January 23, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $15.85 per share.

        We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options.    We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

        Consideration.    The Company is conducting the exchange with respect to Eligible Options on a one-for-two (1:2) basis. Thus, for those employees who elect to participate in the Offer, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant Replacement Options covering fifty percent (50%) of the number of shares subject to any of such employee's Eligible Options that were cancelled (so long as such employee's employment or service with the Company or its subsidiaries continues through that date). The Company is conducting the exchange with respect to Mandatory Exchange Options on a one-for-one (1:1) basis. Thus, for those employees who elect to exchange any Eligible Options pursuant to the terms described herein, on August 26, 2002 (or a later date if Inhale extends the Offer), the Company will grant Replacement Options covering one hundred percent (100%) of the number of shares subject to all of such employee's Mandatory Exchange Options that were cancelled (so long as such employee's employment or service with the Company or its subsidiaries continues through that date). The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between February 25, 2002 (or a later date if Inhale extends the Offer) and the date the Replacement Options are granted.

        If we receive and accept exchange of all Eligible Options outstanding as of February 25, 2002, we will grant Replacement Options in exchange for such Eligible Options to purchase an aggregate total of 1,731,635 shares of our Common Stock and additional Replacement Options in exchange for Mandatory Exchange Options to purchase an aggregate total of 190,410 shares of our Common Stock.

The Common Stock issuable upon exercise of all such Replacement Options would equal approximately 3.5% of the total shares of our Common Stock outstanding as of January 23, 2002.

        Merger or Acquisition of Inhale.    If Inhale merges with or is acquired by another entity between February 25, 2002 (or a later expiration date if Inhale extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Inhale and the acquiror based on the same principles applied to the handling of the options to acquire Inhale Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that Inhale acquires another entity, no change will occur with respect to your election to participate in the Offer.

        Terms of Replacement Options.    Replacement Options issued in exchange for options granted under the Plan will be re-issued under the Plan. Replacement Option agreements will be executed between each optionholder who accepts the Offer and Inhale. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        The following description of the Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the Plan under which they will be granted and the applicable stock option agreement. Additional information about the Plan may be found in the Form S-8 Registration Statement and related Prospectus prepared in connection with the Plan. Please contact Steve Hurst or Bob Harper at exchange@inhale.com to request copies of the Plan or related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

        General.    The Plan was adopted on June 6, 2000 as an amendment and restatement of our 1998 Non-Officer Equity Incentive Plan originally adopted on August 18, 1998. The Plan has subsequently been amended on August 22, 2000, January 16, 2001, June 28, 2001 and September 6, 2001. As of January 23, 2002, there were 11,250,000 shares of our Common Stock reserved for issuance pursuant to the Plan and options to purchase 8,780,623 shares of our Common Stock issued and outstanding under the Plan. The Plan permits us to grant options intended to qualify as nonqualified stock options under the Internal Revenue Code. Each Replacement Option will be a nonqualified stock option.

        Administration.    The Board of Directors administers the Plan and has delegated administration of the Plan to the Compensation Committee of the Board of Directors. The Board of Directors has the authority to construe, interpret and amend the Plan.

        Term.    The term of each option granted under the Plan is fixed by the Plan administrator at the time of grant. Replacement Options to be granted under the Plan will have a term that expires at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

        Time of Exercise.    Generally you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date (twelve (12) months for U.K. employees holding approved options). However, under no circumstances may you exercise the Replacement Option more than ten years minus one day from the date of grant of the Eligible Options.

        Exercise Price.    The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options or Mandatory Exchange Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

        Vesting.    Each Replacement Option will have the same vesting schedule on a percentage basis as your applicable Eligible Option or Mandatory Exchange Option that is exchanged. The vesting commencement date for each Replacement Option will be the original vesting commencement date of your applicable Eligible Option. The number of shares of Common Stock issuable upon exercise of the Replacement Option that will be vested as of the date the Replacement Option is granted will be equal to the product of (i) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date and (ii) the total number of shares issuable upon exercise of the Replacement Option. Thereafter, the Replacement Option will continue to vest monthly in the same percentage amount as the applicable Eligible Option or Mandatory Exchange Option that was exchanged. The Board of Directors has the authority to determine the time or times at which options granted under the Plan will vest and become exercisable. The Board may accelerate the vesting and exercisability of options (except for U.K. approved options).

        Tax Consequences.    You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options, the Eligible Options and the Mandatory Exchange Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. If you are a U.K. employee, please refer to Appendix A of this document entitled "U.K. Tax Consequences." For all employees, we recommend that you consult with your tax advisor with respect to tax matters.

        Registration of Option Shares.    All shares of Common Stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Inhale, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. No director or executive officer of the Company holds Eligible Options under the 2000 Non-Officer Equity Incentive Plan.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

  •
  outstanding options to purchase an aggregate of 4,672,556 shares of our Common Stock (as of 1/23/02) pursuant to our 2000 Equity Incentive Plan, as amended.

  •
  outstanding options to purchase an aggregate of 54,600 shares of our Common Stock (as of 1/23/02) pursuant to our 1994 Non-Employee Directors' Stock Option Plan, as amended.

10.  STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options and Mandatory Exchange Options that have been granted under the Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. We believe that we will not recognize any significant charges in our financial statements as a result of the Offer.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer (other than that certain approvals may be needed from the U.K. revenue authorities in order to enhance the tax status of U.K. approved options). If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange or Mandatory Exchange Options you are required to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and Mandatory Exchange Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. If you are a non-U.S. employee, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

        If you exchange outstanding nonqualified stock options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the date of grant of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

        The Replacement Options issued to U.S. employees will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

        Federal Income Tax Consequences of Nonqualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding and reporting requirements.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.  TERMS OF THE OFFER SPECIFIC TO NON-U.S. EMPLOYEES.

        If you are a U.K. or German employee who holds options under the Plan you are also subject to the terms of this Offer as described herein. U.K. employees should refer to Appendix A of this document entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

        Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option or Mandatory Exchange Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options or Mandatory Exchange Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Standard Time, on the announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options or Mandatory Exchange Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

15.  FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

16.  INFORMATION ABOUT INHALE.

        Our principal executive offices are located at 150 Industrial Road, San Carlos, California 94070, and our telephone number is (650) 631-3100. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our web site address is www.inhale.com. The information on our web site is not a part of this Offer.

        Inhale is pioneering drug delivery systems to deliver easily a range of inhaleable drugs, including peptides, proteins and small molecules, to the deep lung for treatment of systemic and respiratory diseases. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18—"Additional Information."

        Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended December 31, 2000 and December 31, 1999 and the nine months ended September 30, 2001 and September 30, 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 1, 2001, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 13, 2001, and should be read together with the consolidated financial statements and related notes included in such reports.

INHALE THERAPEUTIC SYSTEMS, INC.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2001 (unaudited)	December 31, 2000 *
ASSETS
Current assets:
Cash and cash equivalents	$30,000	$136,012
Short-term investments	323,382	348,829
Accounts receivable	5,321	7,234
Other current assets	10,749	968

Total current assets	369,452	493,043
Property and equipment, net	138,837	110,457
Marketable equity securities	964	9,140
Goodwill and other intangibles	162,631	4,969
Deposits and other assets	13,799	11,931

	$685,683	$629,540

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$36,161	$24,313
Capital lease obligation — current	977	977
Deferred revenue	7,774	4,913

Total current liabilities	44,912	30,203
Capital lease obligation	29,611	15,269
Convertible subordinated notes and debentures	299,149	299,149
Accrued rent	2,131	2,010
Other long-term liabilities	7,297	5,026
Stockholders' equity:
Common stock	5	5
Capital in excess of par value	710,941	465,593
Deferred compensation	(1,109)	(1,827)
Accumulated other comprehensive gain/(loss)	(1,629)	5,981
Accumulated deficit	(405,625)	(191,869)

Total stockholders' equity	302,583	277,883

	$685,683	$629,540

(*)
The consolidated balance sheet at December 31, 2000 has been derived from the audited financial statements at that date which are included in the Company's Form 10-K, as amended, for the year ended December 31, 2000 as filed with the Securities and Exchange Commission. This balance sheet does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2001	2000	2001	2000
Contract research revenue	$17,236	$14,061	$48,132	$38,483
Product sales	5,169	—	5,169	—

Total revenue	22,405	14,061	53,301	38,483
Operating costs and expenses:
Cost of goods sold	1,979	—	1,979	—
Research and development	34,212	26,739	98,542	74,232
General and administrative	5,762	3,066	14,200	9,696
Purchased in-process research and development	—	—	146,260	2,292
Amortization of goodwill and intangible assets	8,943	194	16,478	565

Total operating costs and expenses	50,896	29,999	277,459	86,785

Loss from operations	(28,491)	(15,938)	(224,158)	(48,302)
Other income/(expense), net	(263)	752	(603)	752
Debt conversion premium, net	—	—	—	(15,157)
Interest income/(expense), net	1,833	1,971	11,005	4,913

Net loss	$(26,921)	$(13,215)	$(213,756)	$(57,794)

Basic and diluted net loss per share	$(0.49)	$(0.31)	$(4.07)	$(1.42)

Shares used in computing basic and diluted net loss per share	54,845	42,266	52,513	40,742

        The financial information included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18—"Additional Information."

17.  RISK FACTORS.

        Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

        Our Common Stock is listed for quotation on the Nasdaq National Market System.

18.  ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 1, 2001, including all material incorporated by reference therein, as amended by our Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed on May 1, 2001, including all material incorporated by reference therein, and further amended by our Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed on October 4, 2001, including all material incorporated by reference therein;

2.
Our Definitive Proxy on Schedule 14A, filed on May 1, 2001;

3.
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001, including all material incorporated by reference therein;

4.
Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001, including all material incorporated by reference therein;

5.
Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 13, 2001, including all material incorporated by reference therein;

6.
Our Current Report on Form 8-K, filed on January 11, 2001, and as amended by our Current Report on Form 8-K/A, filed on October 4, 2001;

7.
Our Current Report on Form 8-K, filed on May 23, 2001;

8.
Our Current Report on Form 8-K, filed on June 4, 2001;

9.
Our Current Report on Form 8-K, filed on June 20, 2001, as amended by our Current Report on Form 8-K/A, filed on June 20, 2001;

10.
Our Current Report on Form 8-K, filed on July 10, 2001, as amended by our Current Report on Form 8-K/A, filed on August 10, 2001, and further amended by our Current Report on Form 8-K/A, filed on October 4, 2001;

11.
Our Current Report on Form 8-K, filed on October 25, 2001;

12.
Our Current Report on Form 8-K, filed on January 8, 2002;

13.
All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000, including all materials incorporated by reference therein; and

14.
The description of the Common Stock contained in our Registration Statement on Form 8-A.

The SEC file number for these filings is 000-24006. These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "INHL," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Associate General Counsel
Inhale Therapeutic Systems, Inc.
150 Industrial Road
San Carlos, CA 94070

or by telephoning us at (650) 631-3100 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

        As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Inhale should be read together with the information contained in the documents to which we have referred you.

19.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Inhale is limited to this document.

Inhale Therapeutic Systems, Inc.	January 25, 2002

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF INHALE

        The directors and executive officers of Inhale and their positions and offices as of January 25, 2002 are set forth in the following table:

NAME	AGE	POSITION(S) HELD WITH THE COMPANY
Robert B. Chess	44	Executive Chairman of the Board
Ajit S. Gill	52	Chief Executive Officer, President and Director
John S. Patton	55	Vice President, Research and Director
Brigid A. Makes	46	Vice President, Finance and Administration, Chief Financial Officer
Douglas Altschuler	46	Vice President, General Counsel and Secretary
Stephen L. Hurst	46	Vice President, Human Resources
Irvin Lerner	71	Director
James B. Glavin	66	Director
Roy A. Whitfield	48	Director
Melvin Perelman	71	Director
Chris Kuebler	48	Director

        The address of each director and executive officer is c/o Inhale Therapeutic Systems, Inc., 150 Industrial Road, San Carlos, CA 94070, and the telephone number is (650) 631-3100.

BIOGRAPHIES

DOUGLAS H. ALTSCHULER, J.D.

        Douglas H. Altschuler has been Vice President, General Counsel and Secretary since November 2001. Prior to joining Inhale, Mr Altschluler served as Vice President, General Counsel and Assistant Secretary with Axys Pharmaceuticals, Inc., a pharmaceutical company, from December 2000 until November 2001. From 1996 to 2000, Mr. Altschuler was Vice President/General Counsel and Compliance Officer of Mentor Corporation, a medical device company. Prior to joining Mentor, Mr. Altschuler was in the private practice of law. Mr. Altschuler received his J.D. from the University of Arizona School of Law and a B.S. in Chemistry and Biology from the University of Arizona.

CHRIS A. KUEBLER

        Chris A. Kuebler has been a Director since December 2001. Mr. Kuebler is Chairman of the Board of Directors of Covance Inc., a drug development services company, and from November 1994 to present, has served as President and Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("ALI"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for ALI's Pharmaceutical Division. Mr. Kuebler holds a Bachelor of Science degree in Biological Science from Florida State University.

        The biographies for our other executive officers and directors are included in our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on May 1, 2001, and incorporated by reference herein.

APPENDIX A

U.K. TAX CONSEQUENCES

        If you are subject to U.K. taxation, the information in this Appendix A provides you with certain information about the U.K. tax consequences of your option. You should understand, however, that this tax information is not complete. Furthermore, because tax laws and regulations may change, and interpretations of these laws and regulations can change the way the laws and regulations apply, you should consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

        Options granted to U.K. residents are either "approved options" or "unapproved options". Approved options are those options approved by the Inland Revenue that are given a certain advantageous tax status.

        To the extent that you are agreeing to cancel Eligible Options or Mandatory Exchange Options that are unapproved, your Replacement Options will also be unapproved. To the extent that you are agreeing to cancel Eligible Options or Mandatory Exchange Options that are approved, the Company must obtain certain approvals in order to secure that your Replacement Options are also approved. The Company is in the process of obtaining the necessary approvals but cannot guarantee that these approvals will be received by the time the Replacement Options are granted.

        The tax consequences of the Offer for you are as follows:

At the Time the Options are Exchanged

        There should not be tax consequences for you at the time your Eligible Options or Mandatory Exchange Options are exchanged, either in the case of approved or unapproved options. However, we recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer.

Unapproved Options

Exercise of options

        Should you exercise an unapproved option in due course, you would at the time have to pay income tax on the amount by which the then value of the shares exceeds the price you are paying for them. You would also have to pay employees' national insurance contributions ("NICs") on the same value, except that this will not be applicable to you if your earnings are above the upper earnings limit for NICs.

        The income tax (and NICs if applicable) would be collected from you by deduction at source. If necessary you would be required to agree to a sale of sufficient of the shares to raise the necessary sums.

Sale of shares

        Should you sell the shares in due course, then for tax purposes you would be treated as making a capital gain of the amount (if any) by which the sale proceeds exceed the value of the shares at the time you exercised your option. As to how this gain would be taxed, see "Both Types of Option" below.

Approved Options

Exercise of options

        If the Replacement Option is approved, then you should not have to pay any NICs when you exercise it. You also should not have to pay any income tax provided that you are exercising it:

  (a)
  at least three years from the date it was granted, and

  (b)
  at least three years from the last occasion on which you exercised, without having to pay income tax, any share option which is approved by the Inland Revenue. This includes options granted under other plans or even by different companies, except that it does not include savings related share options.

        If, however, you exercise an approved option outside these periods, you would have to pay income tax (but not NICs) as described above for unapproved options, except that this will not be paid by deduction at source; rather the Inland Revenue would assess this amount in due course.

Sale of shares

        In due course, should you sell any shares that you have acquired by exercising an approved option, you would be treated as making a capital gain on the amount (if any) by which the sale proceeds exceed:

  (a)
  the amount you paid for the shares, if you did not have to pay income tax when you exercised the option; or

  (b)
  if you did, the value of the shares when you exercised the option.

        As to how this gain would be taxed, see "Both Types of Option" below.

Both Types of Option

        If you sell shares, then as explained above you may be treated as making a capital gain for tax purposes (the preceding paragraphs explain how the amount of the gain is calculated).

        If so, you would have to pay capital gains tax ("CGT") on this amount at whatever is your top rate of tax, except that:

  (a)
  During the course of the tax year you do not have to pay CGT on gains up to a certain amount. This amount varies from year to year but in the tax year 2001-02 is £7,500.

  (b)
  There are also provisions whereby the longer you hold the shares the less CGT you may have to pay.

        Please note that the rules outlining CGT are complex and there are provisions under which you may be treated as selling a different "parcel" of shares of Inhale's stock from those that you thought you were selling. For example, if you were to exercise an option to purchase 1,000 shares of Inhale common stock and then sell 1,000 shares of Inhale stock on the market it is possible that you would be treated for CGT purposes as having sold a different parcel of 1,000 shares from the 1,000 shares underlying the stock option you exercised if you had bought or sold Inhale's stock in the past or buy or sell additional parcels of Inhale's stock in the future. We recommend that you consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

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APPENDIX A U.K. TAX CONSEQUENCES